Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for the Fourth Quarter
and Year Ended December 31, 2005
Cleveland, January 18, 2006 — PFGI Capital Corporation announced that the scheduled cash payment on its Series A Preferred (NYSE: PFGIP.PK) will be paid on February 17, 2006. The distribution, accruing from November 18, 2005 through February 17, 2006, is payable to holders of record on February 1, 2006, at a rate of $0.4844 per Series A Preferred stock.
PFGI Capital Corporation also announced financial results for the quarter and year ended December 31, 2005. Net income was $4.7 million for the three months ended December 31, 2005, down somewhat from $4.9 million in the fourth quarter of 2004. Total interest income for the three months ended December 31, 2005 was $4.9 million compared to $4.5 million for the same period in 2004. Noninterest expense was $.2 million in both periods. Net income decreased compared to the year-earlier period due to a reversal of previously recognized provision for loan participation losses of $.6 million recognized in the fourth quarter of 2004.
For the year ended December 31, 2005, net income was $18.9 million, compared with $15.9 million for 2004. Total interest income was $19.3 million, up from $16.2 million in the prior year, due to a higher yield earned on loan participations in 2005. Non-interest expense was $.9 million in both years.
At December 31, 2005, there were no non-performing assets or impaired loans, loan participations totaled $265 million, and the reserve for loan participation losses was $.5 million. At December 31, 2005, total shareholders’ equity was $273 million and total assets were $273 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management and mortgage financing and servicing. For more information about National City, visit the company’s Web site at NationalCity.com.
For further information, please contact
Jennifer Hammarlund
National City Corporation
1-216-222-9849